Exhibit 10.6
GOODRICH CORPORATION
PENSION BENEFIT RESTORATION PLAN
INTRODUCTION
The purpose of this Plan is to provide supplemental pension benefits to certain employees who are or were participants in the Goodrich Corporation Employees’ Pension Plan. The supplemental pension benefits provided by this Plan are intended to provide covered employees with pension benefits that, in the aggregate, will be equal to the pension benefits the employees would receive under the Goodrich Corporation Employees’ Pension Plan if such plan was not subject to certain Internal Revenue Code limitations applicable to qualified retirement plan benefits.
This Plan, currently known as the Goodrich Corporation Pension Benefit Restoration Plan, is hereby amended and restated as of January 1, 2002. This restatement of the Plan reflects all prior amendments to the Plan and also reflects the fact that the provisions of the Goodrich Corporation Savings Benefit Restoration Plan are contained in a separate document.
ARTICLE I. DEFINITIONS
1.1	“Board” means the Board of Directors of Goodrich Corporation.

1.2	“Change in Control” means a change in control of the Company, as defined in the Goodrich Corporation Management Continuity Agreement, as it may be amended from time to time.

1.3	“Code” means the Internal Revenue Code of 1986. References to any Section of the Code shall be deemed to refer to such Section as it currently exists or as it may be amended from time to time.

1.4	“Committee” means the Benefit Design and Administration Committee, or any designated group with similar responsibilities.

1.5	“Company” means Goodrich Corporation.

1.6	“Eligible Employee” means an individual (a) who is or was an employee of the Company, (b) who is or was a participant in the Goodrich Retirement Plan, and (c) who is or has been designated as an Eligible Employee by the Board.

1.7	“Goodrich Retirement Plan” means the Goodrich Corporation Employees’ Pension Plan, as it may be amended from time to time, and its predecessors and successors.

1.8	“IRS Limits” means the limitations on qualified retirement plan benefits contained in the Code, including Code Sections 401(a)(17) and 415, as amended from time to time. The Committee, in its sole discretion, may authorize the inclusion of additional Code Sections for purposes of this Plan.

1.9	“Normal Form of Benefit” means the same form of benefit payment, the same benefit commencement date, and the same beneficiary as elected by an Eligible Employee under the Goodrich Retirement Plan.

1.10	“Plan” means this Goodrich Corporation Pension Benefit Restoration Plan, as in effect at any time.

1.11	“Restricted Retirement Allowance” means, for any calendar year, the amount of pension benefits paid to an Eligible Employee from the Goodrich Retirement Plan.

1.12	“Supplemental Pension Benefit” means the benefit calculated under Article II of this Plan.

1.13	“Total Retirement Allowance” means, for any calendar year, the total amount that would be paid to an Eligible Employee (or to his or her beneficiary) from the Goodrich Retirement Plan calculated in the following manner:
(a)	By disregarding the IRS Limits contained in the Goodrich Retirement Plan;

(b)	By increasing the Eligible Employee’s “Earnings” under the Goodrich Retirement Plan by the amount of salary reduction contributions made to nonqualified deferred compensation plans maintained by the Company; and

(c)	In the discretion of the Committee, by giving an Eligible Employee credit for “Vesting Service” and “Benefit Service” under the Goodrich Retirement Plan for all of the Eligible Employee’s service with the Company (and predecessor companies, if applicable).
ARTICLE II. COMPUTATION OF SUPPLEMENTAL PENSION BENEFITS
2.1	If an Eligible Employee’s Total Retirement Allowance exceeds the Restricted Retirement Allowance payable to the Eligible Employee for any calendar year, the Eligible Employee shall be entitled to receive a Supplemental Pension Benefit from this Plan equal to the amount of such excess. Supplemental Pension Benefits shall be calculated using the Normal Form of Benefit.

ARTICLE III. SOURCE AND TIMING OF PAYMENT AND BENEFITS
3.1	Except as otherwise provided in Section 3.2, Supplemental Pension Benefits shall be paid in cash at the same time, in the same form, and to the same person or persons receiving the Restricted Retirement Allowance.

3.2	An Eligible Employee may elect to have his or her Supplemental Pension Benefits paid in a single lump sum payment. Lump sum amounts for Eligible Employees shall be paid to the Eligible Employee 90 days after the Eligible Employee’s benefit commencement date under the Goodrich Retirement Plan, or as soon as administratively feasible thereafter. The election of a lump sum payment shall be made in writing and may be delivered to the Committee at any time up to 30 days before the Eligible Employee’s benefit commencement date. Lump sum payments shall be calculated using an immediate annuity factor and the interest rate and mortality table specified in the Goodrich Retirement Plan as of the valuation date. Lump sum payments shall be in lieu of all Supplemental Pension Benefits, but shall have no effect on the form, timing, or amount of any distribution made from the Goodrich Retirement Plan.

3.3	Supplemental Pension Benefits under this Plan shall be subject to Federal, state, and local laws applicable to income tax withholding. Supplemental Pension Benefit payments shall be reduced by amounts withheld.
ARTICLE IV. DEATH BENEFITS
4.1	Except as provided in Section 4.3, if an Eligible Employee dies prior to retirement, his or her surviving spouse shall be entitled to receive a supplemental survivor annuity under this Plan. The amount of the supplemental survivor annuity for any calendar year shall be the excess of the Total Retirement Allowance applicable to the surviving spouse over the Restricted Retirement Allowance payable to the surviving spouse calculated using the methodology contained in the Goodrich Pension Plan.

4.2	Death benefits under this Plan for the surviving spouse of an Eligible Employee shall be paid at the same time and in the same form as death benefits are paid to the surviving spouse under the Goodrich Retirement Plan.

4.3	If an Eligible Employee dies after attaining age 55 and completing 5 years of vesting service, the Eligible Employee’s surviving spouse shall receive a lump sum benefit in lieu of the death benefit provided under Section 4.1. The lump sum benefit shall be the amount the Eligible Employee would have been entitled to receive as a lump sum benefit if the Eligible Employee had retired on the day before his or her death. Lump sum payments to a surviving spouse of an Eligible Employee shall be paid to the surviving spouse 90 days after the surviving spouse’s benefit commencement date under the Goodrich Retirement Plan, or as soon as administratively feasible thereafter.

ARTICLE V. AMENDMENT AND TERMINATION
5.1	The Board reserves the right to amend this Plan or terminate it at any time; provided, however, that no such amendment or termination shall have the effect of reducing the amount of Supplemental Pension Benefits already accrued prior to such amendment or termination. The Committee may amend the Plan at any time, provided that amendments made by the Committee shall only be valid if the amendments do not materially impact the cost or the nature of the Plan.

5.2	In the event of Plan Termination, any amounts which have accrued under the Plan prior to the date of termination shall be paid, at the discretion of the Company, either in a single lump sum payment or by the delivery of a fully paid-up and non-transferable annuity policy issued by an insurance company.
ARTICLE VI. GENERAL PROVISIONS
6.1	This Plan shall be administered by the Committee, which shall maintain records to enable the Committee to identify Eligible Employees and/or beneficiaries who are entitled to receive Supplemental Pension Benefits or death benefits.

6.2	The right or interest of any person to a Supplemental Pension Benefit or a death benefit under this Plan shall not be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.

6.3	The establishment of this Plan shall not confer any legal right to an Eligible Employee for continuation of employment, or interfere with the right of the Company to discharge an Eligible Employee or to treat an Eligible Employee without regard to the impact that such treatment may have under this Plan.

6.4	Except to the extent that Federal law is controlling, this Plan shall be construed and administered in accordance with the laws of the State of North Carolina.
ARTICLE VII. CHANGE IN CONTROL
7.1	A “Potential Change in Control” shall be deemed to occur:
(a)	at the time the Company enters into an agreement, the consummation of which would result in a Change in Control; or

(b)	at the time the Company or any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) publicly announces an intention to take actions, which if consummated, would result in a Change in Control; or

(c)	the Board in its discretion determines, based on facts and circumstances, that a Change in Control is possible.

7.2	Upon or following the occurrence of a Potential Change in Control, if so directed by the Board in its sole discretion, the Company shall set aside in a grantor trust, either existing or to be established, such amount as may be determined by the Board not to exceed the projected benefit obligations under the Plan as of the anticipated date of the possible Change in Control, less any amounts previously set aside in a grantor trust to provide benefits under the Plan. If a Change in Control does not occur within a reasonable time after the date such funds are set aside, the funds, adjusted for any gains or losses, shall revert to the Company.